At Home Group Inc. Announces Second Quarter Fiscal 2020 Financial Results

•	Q2 net sales increased 18.7%; comparable store sales[1] decreased 0.4%
•	Delivers Q2 EPS of $0.16 and Q2 pro forma adjusted EPS[1] of $0.18
•	Narrows net sales outlook and reiterates pro forma adjusted EPS[1] outlook for fiscal 2020
•	Updates growth targets

Plano, Texas, September 4, 2019 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the second quarter ended July 27, 2019.

Lee Bird, Chairman and Chief Executive Officer, stated “We are pleased with the second quarter progress we made on our financial objectives. We opened 13 new stores and generated nearly 19% net sales growth, while also reducing inventory levels and navigating unseasonable weather early in the quarter. Considering favorable expense timing, all of our profit metrics, including pro forma adjusted EPS1 of $0.18, were in line with our expectations.”

“I am also pleased with our team’s accomplishments this quarter in successfully navigating a fluid tariff situation and implementing key marketing and merchandising initiatives focused on driving store traffic and strengthening our customer value proposition,” continued Mr. Bird.

“As we look to capitalize on our significant whitespace opportunity while driving meaningful shareholder returns, we are updating our growth targets to better balance store expansion and strong profitability with leverage improvement and positive free cash flow. As a differentiated low-price leader with an unmatched assortment — enabled by a low-cost structure and a flexible real estate strategy — we remain confident that we have the right strategic priorities in place to continue delivering growth and profitability for years to come.”

For the Thirteen Weeks Ended July 27, 2019

•

The Company opened 13 new stores in the second quarter of fiscal 2020 and ended the quarter with 204 stores in 39 states. The Company has opened a net 39 stores since the second quarter of fiscal 2019, representing a  23.6% increase.

•

Net sales increased 18.7% to $342.3 million from $288.5 million in the quarter ended July 28,  2018 driven by the net increase in open stores. Comparable store sales[1] decreased 0.4% primarily due to adverse weather conditions early in the quarter.

•

Gross profit increased 3.1% to $100.4 million from $97.4 million in the second quarter of fiscal 2019. Gross margin decreased 450 basis points to 29.3% from 33.8% in the prior year period primarily as a result of product margin contraction due to incremental markdowns, increased occupancy costs resulting from both the adoption of ASC 842 “Leases”  as well as fiscal 2020 and 2019 sale-leaseback transactions, and costs associated with opening the Company’s second distribution center.

•

Selling, general and administrative expenses (“SG&A”) decreased 28.7% to $76.7 million from $107.6 million in the prior year period,  primarily due to the nonrecurrence of $41.5 million of one-time, non-cash CEO stock-based compensation expense recognized in the second quarter of fiscal 2019. Adjusted SG&A1 increased 16.3% to $75.4 million compared to a recast[3]  $64.8 million in the second quarter of fiscal 2019. Adjusted SG&A1 as a percentage of net sales improved by 50 basis points on a recast[3] basis to 22.0%, primarily due to leverage of corporate overhead.

•

Operating income was $21.8 million compared to a loss of $11.8 million in the second quarter of fiscal 2019. Adjusted operating income[1] decreased 18.2% to $23.2 million from a recast[3] $28.3 million in the second quarter of fiscal 2019. Adjusted operating margin[1] decreased 300 basis points on a recast[3] basis to 6.8% of net sales driven by the gross margin and adjusted SG&A1 factors described above.

•

Interest expense increased to $8.2 million from $6.7 million in the  second quarter of fiscal 2019 due to increased borrowings to support our growth strategies and a year-over-year increase in interest rates.

•

Income tax expense was $3.2 million, and the effective tax rate was 23.5%. In the second quarter of fiscal 2019, a  pre-tax loss, partially offset by recognition of excess tax benefits related to stock option exercises, drove an income tax benefit of $8.4 million.

•

Net income was $10.4 million compared to a net loss of $10.1 million in the second quarter of fiscal 2019. Adjusted Net Income[1] was $11.4 million compared to a recast[3]  $20.6 million in the second quarter of fiscal 2019.

•	EPS was $0.16 compared to $(0.16) in the second quarter of fiscal 2019. Pro forma adjusted EPS[1] was $0.18 compared to a recast[3] $0.31 in the second quarter of fiscal 2019.
•	Adjusted EBITDA[1] decreased 4.4% to $47.1 million from a recast[3] $49.3 million in the second quarter of fiscal 2019.

For the Twenty-six Weeks Ended July 27, 2019

•

Net sales increased 19.1% to $648.6 million from $544.7 million in the first half of fiscal 2019, driven by the net increase in open stores. Comparable store sales[1] decreased 0.6% primarily due to adverse weather conditions.

•

Gross profit increased 3.2% to $188.4 million from $182.6 million in the first half of fiscal 2019. Gross margin decreased 440 basis points to 29.1%  from 33.5% in the prior year period primarily due to product margin contraction due to incremental markdowns, increased occupancy costs resulting from both the adoption of ASC 842 “Leases” and fiscal 2020 and 2019 sale-leaseback transactions, and costs associated with opening the Company’s second distribution center.

•

SG&A decreased 8.0% to $153.6 million from $167.1 million in the first half of fiscal 2019,  primarily due to the nonrecurrence of $41.5 million of one-time, non-cash CEO stock-based compensation expense recognized in the second quarter of fiscal 2019. Adjusted SG&A1 increased 23.0% to $151.4 million compared to a recast[3]  $123.0 million in the first half of fiscal 2019. Adjusted SG&A1 as a percentage of net sales increased 70 basis points on a recast[3] basis to 23.3% primarily due to increased store labor, advertising and preopening expenses to support our growth strategies, partially offset by leverage of corporate overhead.

•

Operating income was $47.7 million compared to $12.4 million in the first half of fiscal 2019. Adjusted operating income[1] decreased 35.0% to $33.5 million from a recast[3]  $51.5 million in the first half of fiscal 2019. Adjusted operating margin[1] decreased 430 basis points on a recast[3] basis to 5.2% of net sales driven by the gross margin and adjusted SG&A1 factors described above.

•

Interest expense increased to $16.0 million from $12.5 million in the first half of fiscal 2019 due to increased borrowings to support our growth strategies and a year-over-year increase in interest rates.

•

Income tax expense was $7.4 million, and the effective tax rate was 23.4%.  In the first half of fiscal 2019, a pre-tax loss, partially offset by recognition of excess tax benefits related to stock option exercises, drove an income tax benefit of $8.4 million.

•

Net income increased to $24.3 million compared to $8.3 million in the first half of fiscal 2019. Adjusted Net Income[1] was $13.3 million compared to a recast[3] $38.8 million in the first half of fiscal 2019.

•	EPS was $0.37 compared to $0.13 in the first half of fiscal 2019. Pro forma adjusted EPS[1] was $0.20 compared to a recast[3] $0.59 in the first half of fiscal 2019.
•	Adjusted EBITDA[1] decreased 10.7% to $80.9 million from a recast[3] $90.6 million in the first half of fiscal 2019.

Balance Sheet Highlights as of July 27, 2019

•	Net inventories increased 31.7% to $436.7 million from $331.5 million as of July 28, 2018, primarily due to a 23.6% increase in the number of open stores.
•	Total liquidity (cash plus $133.1 million of availability under our revolving credit facility) was $146.2 million.
•

Long-term debt was $336.3 million compared to $288.9 million as of July 28, 2018. Additionally, there was $276.4 million outstanding under our revolving credit facility as of July 27, 2019 compared to $195.5 million as of July 28, 2018. Increased borrowings were primarily driven by a net increase of 39 new stores year-over-year.

Outlook & Key Assumptions

Below is an overview of the Company’s outlook and related assumptions for selected third quarter and fiscal 2020 financial data. Since the beginning of fiscal 2020, the Company has implemented the new lease accounting standard, ASC 842 “Leases,” which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of the Company’s financing obligations. For illustrative purposes only, the Company has provided the table below based on management estimates in order to assist investors in understanding the impact of ASC 842 for comparability purposes to fiscal 2019.

Illustrative
			Fiscal 2019	Impact of ASC 842	Fiscal 2019,
	Fiscal 2020 Outlook (Current)	Fiscal 2020 Outlook (Prior)	as Reported	on Fiscal 2019(3)	as Recast(4)

Store growth	32 net (36 gross)	32 net (36 gross)
Sales	$1,372.5 million to $1,387.5 million, representing growth of 18% to 19%	$1,370.0 million to $1,390.0 million
Comp store sales	(1.5)% to 0.5%	(1)% to 1%
Gross margin	29.2% to 29.4%, inclusive of 90 to 100 bps impact of second DC	29.2% to 29.4%	33.1%	(90) bps	32.2%
Adjusted operating margin(1)(2)	6.6% to 6.9%, inclusive of 80 to 90 bps impact of second DC	6.6% to 6.9%	10.7%	(120) bps	9.5%
Interest expense, net	Approximately $32.5 million	Approximately $33.0 million	$27.1 million	$(2.4) million	$24.7 million
Adjusted effective tax rate(5)	23.5%, as compared to 11.7% in fiscal 2019	23%
Adjusted Net Income(1)(2)	$44.0 million to $48.0 million, inclusive of approximately $(8.4) million to $(9.5) million impact of second DC	$44.0 million to $48.5 million	$86.0 million	$(8.8) million	$77.2 million
Pro forma adjusted EPS(1)(2)	$0.67 to $0.74, inclusive of $(0.13) to $(0.15) impact of second DC	$0.67 to $0.74	$1.30	($0.13)	$1.17
Diluted weighted average shares outstanding	Approximately 65 million	Approximately 66 million
Capital expenditures	$135 to $155 million, net of approximately $125 million of sale-leaseback proceeds	$200 to $220 million, net of approximately $75 million of sale-leaseback proceeds

Illustrative
		Q3 Fiscal 2019	Impact of ASC 842	Q3 Fiscal 2019,
	Q3 Fiscal 2020 Outlook	as Reported	on Q3 Fiscal 2019(3)	as Recast(4)

Store growth	9 net (12 gross)
Sales	$312.0 million to $317.0 million, representing growth of 17% to 19%
Comp store sales	(2.5)% to (0.5)%
Adjusted operating margin(1)(2)	1.9% to 2.4%, inclusive of 110 bps impact of second DC	7.7%	(150) bps	6.2%
Adjusted effective tax rate(5)	23.5%, as compared to 11.3% in Q3 fiscal 2019
Adjusted Net Income(1)(2)	$(2.5) million to $(1.0) million, inclusive of approximately $(2.7) million impact of second DC	$12.0 million	$(2.6) million	$9.4 million
Pro forma adjusted EPS(1)(2)	$(0.04) to $(0.01), inclusive of $(0.04) impact of second DC	$0.18	$ (0.04)	$0.14
Diluted weighted average shares outstanding	Approximately 65 million

(1) Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

(2)We have not presented a quantitative reconciliation of the forward-looking non-GAAP measures adjusted operating margin, Adjusted Net Income and pro forma adjusted EPS to their most directly comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of such items as well as the periods in which such items may be recognized. Such items include the gain to be recognized as a result of sale-leaseback transactions as well as the tax impact of certain stock-based compensation events.

(3) Represents the necessary adjustments to reflect management’s estimates, for illustrative purposes, of the impact of the adoption of ASC 842 on fiscal 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(4) Represents third quarter and fiscal 2019 results as adjusted for illustrative purposes to reflect the impact of ASC 842.

(5) We have not included an estimate of any potential impact on our forward-looking effective tax rate of certain stock-based compensation events, including the vesting of restricted stock units or the tax benefit from stock option exercises, due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of such items as well as the periods in which such items may be recognized. The impact of these events in any particular period may have a material effect on our GAAP and adjusted effective tax rates for such periods.

Conference Call Details

A conference call to discuss the second quarter fiscal 2020 financial results is scheduled for today, September 4, 2019, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with certain supplemental materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income (loss) before net interest expense, loss from early extinguishment of debt, income tax provision and depreciation and amortization, adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense, impairment of our trade name, gain on sale-leaseback and non-cash rent. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted Net Income” means net income (loss),  adjusted for gain on sale-leaseback, initial public offering related non-cash stock-based compensation expense and related payroll tax expenses and the income tax impact associated with the special one-time initial public offering bonus stock option exercises,  non-cash stock-based compensation expense related to the special one-time grant of stock options to our Chairman and Chief Executive Officer (the “CEO grant”), costs associated with the restructuring of our merchandising department and other adjustments, which include costs related to the registration and sale of shares of our common stock on behalf of certain existing stockholders and other transaction costs. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted operating income” means operating income (loss),  adjusted for gain on sale-leaseback, initial public offering related non-cash stock-based compensation expense and related payroll tax expenses,  non-cash stock-based compensation expense related to the CEO grant, costs associated with the restructuring of our merchandising department and other adjustments, which include costs related to the registration and sale of shares of our common stock on behalf of certain existing stockholders, and other transaction costs. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

“Adjusted SG&A” means selling, general and administrative expenses adjusted for certain expenses, including initial public offering related non-cash stock-based compensation expense and related payroll tax expenses,  non-cash stock-based compensation expense related to the CEO grant, costs associated with the restructuring of our merchandising department and other adjustments, which include costs related to the registration and sale of shares of our common stock on behalf of certain existing stockholders and other transaction costs. Periods prior to the adoption of ASC 842 have been recast to show the illustrative impact of the accounting standard, which is non-cash in nature.

"Comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. As it relates to At Home, “two-year comparable store sales basis” refers to the sum of the increase in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“Pro forma adjusted EPS” means Adjusted Net Income divided by pro forma diluted weighted average shares outstanding.

“Pro forma diluted weighted average shares outstanding”  means diluted share count on a pro forma basis.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", “look forward”, "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for the third quarter, fourth quarter and fiscal year 2020 and beyond, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, growth targets, potential growth opportunities, impact of expected stock option exercises, future capital expenditures, and estimates of expenses we may incur in connection with equity incentive awards to management and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 26, 2019 and other reports that we file with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 206 stores in 39 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	July 27, 2019	January 26, 2019	July 28, 2018
Assets
Current assets:
Cash and cash equivalents	$13,106	$10,951	$10,385
Inventories, net	436,692	382,023	331,476
Prepaid expenses	9,750	7,949	9,433
Other current assets	19,803	13,626	14,975
Total current assets	479,351	414,549	366,269
Operating lease right-of-use assets	1,083,554	-	-
Property and equipment, net	730,786	682,663	568,771
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,458
Debt issuance costs, net	1,455	1,539	1,758
Restricted cash	2,515	2,515	2,515
Noncurrent deferred tax asset	21,204	52,805	50,688
Other assets	957	945	784
Total assets	$2,891,012	$1,726,206	$1,561,975
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$136,297	$115,821	$91,493
Accrued and other current liabilities	122,394	117,508	111,719
Revolving line of credit	276,390	221,010	195,530
Current portion of operating lease liabilities	61,617	-	-
Current portion of deferred rent	-	11,364	11,195
Current portion of long-term debt	3,970	4,049	3,485
Total current liabilities	600,668	469,752	413,422
Operating lease liabilities	1,097,376	-	-
Long-term debt	336,261	336,435	288,906
Financing obligations	9,326	35,038	28,303
Deferred rent	-	169,339	162,063
Other long-term liabilities	3,974	4,556	5,278
Total liabilities	2,047,605	1,015,120	897,972
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 64,046,808, 63,609,684 and 63,236,161 shares issued and outstanding, respectively	640	636	632
Additional paid-in capital	653,135	643,677	637,301
Retained earnings	189,632	66,773	26,070
Total shareholders' equity	843,407	711,086	664,003
Total liabilities and shareholders' equity	$2,891,012	$1,726,206	$1,561,975

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 27, 2019	July 28, 2018	July 27, 2019	July 28, 2018

Net sales	$342,321	$288,493	$648,585	$544,654
Cost of sales	241,923	191,115	460,136	362,032
Gross profit	100,398	97,378	188,449	182,622

Operating expenses
Selling, general and administrative expenses	76,716	107,591	153,645	167,056
Depreciation and amortization	1,869	1,615	3,630	3,194
Total operating expenses	78,585	109,206	157,275	170,250
Gain on sale-leaseback	—	—	16,528	—

Operating income (loss)	21,813	(11,828)	47,702	12,372
Interest expense, net	8,235	6,680	16,004	12,458
Income (loss) before income taxes	13,578	(18,508)	31,698	(86)
Income tax provision (benefit)	3,196	(8,440)	7,433	(8,379)
Net income (loss)	$10,382	$(10,068)	$24,265	$8,293

Earnings per share:
Net income (loss) per common share:
Basic	$0.16	$(0.16)	$0.38	$0.13
Diluted	$0.16	$(0.16)	$0.37	$0.13
Weighted average shares outstanding:
Basic	64,040,467	62,891,024	63,856,645	62,329,061
Diluted	64,660,121	62,891,024	65,264,232	66,323,662

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Twenty-six Weeks Ended
	July 27, 2019	July 28, 2018
Operating Activities
Net income	$24,265	$8,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,831	25,930
Non-cash interest expense	1,128	1,024
Gain on sale-leaseback	(16,528)	-
Amortization of deferred gain on sale-leaseback	-	(4,130)
Deferred income taxes	(1,142)	(17,127)
Stock-based compensation	3,485	46,712
Other non-cash losses, net	956	20
Changes in operating assets and liabilities:
Inventories	(54,669)	(61,632)
Prepaid expenses and other current assets	(9,672)	(1,844)
Other assets	(12)	(468)
Accounts payable	10,081	5,934
Accrued liabilities	2,877	8,680
Operating lease assets and liabilities	16,767	-
Deferred rent	-	10,934
Net cash provided by operating activities	11,367	22,326
Investing Activities
Purchase of property and equipment	(141,515)	(160,408)
Net proceeds from sale of property and equipment	63,808	92,645
Net cash used in investing activities	(77,707)	(67,763)
Financing Activities
Payments under lines of credit	(404,670)	(306,447)
Proceeds from lines of credit	460,050	339,977
Payment of debt issuance costs	(397)	-
Payments on financing obligations	(60)	(179)
Proceeds from financing obligations	9,571	-
Payments on long-term debt	(1,976)	(1,658)
Proceeds from exercise of stock options	5,977	18,119
Net cash provided by financing activities	68,495	49,812
Increase in cash, cash equivalents and restricted cash	2,155	4,375
Cash, cash equivalents and restricted cash, beginning of period	13,466	8,525
Cash, cash equivalents and restricted cash, end of period	$15,621	$12,900

Supplemental Cash Flow Information
Cash paid for interest	$14,449	$10,591
Cash paid for income taxes	$16,131	$8,468
Supplemental Information for Non-cash Investing and Financing Activities
Increase in current liabilities of property and equipment	$11,822	$18,706
Property and equipment reduction due to sale-leaseback	$-	$(59,294)
Property and equipment additions due to build-to-suit lease transactions	$-	$8,660

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income and earnings per diluted share adjusted for items that we do not believe are indicative of our core operating performance.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations. In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures adjusted operating income, Adjusted Net Income,  pro forma diluted weighted average shares outstanding and pro forma adjusted EPS to their most directly comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures. Periods prior to the adoption of ASC 842 have been adjusted in the tables below to show the illustrative impact of the accounting standard based on management’s estimates for comparability purposes.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 27, 2019	July 28, 2018	July 27, 2019	July 28, 2018

Selling, general and administrative expenses, as reported	$76,716	$107,591	$153,645	$167,056
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	—	(1,225)	—	(2,521)
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	(10)	(35)	(46)	(46)
Stock-based compensation related to one-time CEO grant(c)	—	(41,475)	—	(41,475)
Merchandising department restructuring(d)	(870)	—	(870)	—
Other(e)	(474)	(657)	(1,373)	(1,178)
Adjusted selling, general and administrative expenses, as reported	75,362	64,199	151,356	121,836
Illustrative impact of ASC 842(f)	—	605	—	1,190
Adjusted selling, general and administrative expenses, as recast	$75,362	$64,804	$151,356	$123,026

Reconciliation of operating income (loss) as reported to adjusted operating income

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 27, 2019	July 28, 2018	July 27, 2019	July 28, 2018

Operating income (loss), as reported	$21,813	$(11,828)	$47,702	$12,372
Adjustments:
Gain on sale-leaseback(g)	—	—	(16,528)	—
Stock-based compensation related to special one-time IPO bonus grant(a)	—	1,225	—	2,521
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	10	35	46	46
Stock-based compensation related to one-time CEO grant(c)	—	41,475	—	41,475
Merchandising department restructuring(d)	870	—	870	—
Other(e)	474	657	1,373	1,178
Adjusted operating income, as reported	23,167	31,564	33,463	57,592
Illustrative impact of ASC 842(f)	—	(3,238)	—	(6,077)
Adjusted operating income, as recast	$23,167	$28,326	$33,463	$51,515
Adjusted operating margin, as recast	6.8%	9.8%	5.2%	9.5%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 27, 2019	July 28, 2018	July 27, 2019	July 28, 2018

Diluted weighted average shares outstanding	64,660,121	62,891,024	65,264,232	66,323,662
Dilutive effect of stock options(h)	—	3,789,341	—	—
Pro forma diluted weighted average shares outstanding	64,660,121	66,680,365	65,264,232	66,323,662

Reconciliation of net income (loss) as reported to Adjusted Net Income and pro forma adjusted EPS

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 27, 2019	July 28, 2018	July 27, 2019	July 28, 2018

Net income (loss), as reported	$10,382	$(10,068)	$24,265	$8,293
Adjustments:
Gain on sale-leaseback(g)	—	—	(16,528)	—
Stock-based compensation related to special one-time IPO bonus grant(a)	—	1,225	—	2,521
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	10	35	46	46
Stock-based compensation related to one-time CEO grant(c)	—	41,475	—	41,475
Merchandising department restructuring(d)	870	—	870	—
Other(e)	474	657	1,373	1,178
Tax impact of adjustments to net income (loss)(i)	(308)	(10,355)	3,304	(10,366)
Tax benefit related to special one-time IPO bonus stock option exercises(j)	(7)	(343)	(13)	(397)
Adjusted Net Income, as reported	11,421	22,626	13,317	42,750
Illustrative impact of ASC 842(f)	—	(2,038)	—	(3,923)
Adjusted Net Income, as recast	11,421	20,588	13,317	38,827
Pro forma diluted weighted average shares outstanding	64,660,121	66,680,365	65,264,232	66,323,662
Pro forma adjusted EPS, as reported	0.18	0.34	0.20	0.64
Illustrative impact of ASC 842(f)	—	(0.03)	—	(0.05)
Pro forma adjusted EPS, as recast	$0.18	$0.31	$0.20	$0.59

(a)

Non-cash stock-based compensation expense associated with a special one-time initial public offering bonus grant to certain members of senior management (the “IPO grant”), which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for certain existing stockholders.

(b)	Payroll tax expense related to stock option exercises associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance.
(c)	Non-cash stock-based compensation expense associated with the CEO grant, which we do not consider in our evaluation of our ongoing performance. The CEO grant vested and was fully recognized in the second fiscal quarter 2019.

(d)	Includes certain employee related costs incurred as part of restructuring our merchandising department.
(e)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including charges incurred in connection with the sale of shares of our common stock on behalf of certain existing stockholders and other transaction costs.

(f)

Represents the necessary adjustments to reflect management’s estimates of the impact of the adoption of ASC 842 on fiscal 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(g)	As of January 27, 2019, we fully recognized the gains on sale-leaseback transactions on the condensed consolidated statements of operations in accordance with ASC 842.
(h)	Reflects the dilutive impact of stock options utilizing the treasury stock method with regard to pro forma adjusted net income in the period.
(i)

Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net income (loss), the adjusted effective tax rate for the thirteen and twenty-six weeks ended July 27, 2019 was 23.5% and 23.7%, respectively. The effective tax rate for the thirteen and twenty-six weeks ended July 28, 2018 was 9.1% and 5.3%, respectively.

(j)	Represents the income tax benefit related to stock option exercises associated with the IPO grant.

Reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 27, 2019	July 28, 2018	July 27, 2019	July 28, 2018

Net income (loss), as reported	$10,382	$(10,068)	$24,265	$8,293
Interest expense, net	8,235	6,680	16,004	12,458
Income tax provision (benefit)	3,196	(8,440)	7,433	(8,379)
Depreciation and amortization(a)	17,301	14,474	33,831	25,930
EBITDA, as reported	39,114	2,646	81,533	38,302
Gain on sale-leaseback(b)	—	—	(16,528)	—
Consulting and other professional services(c)	719	1,564	2,300	3,912
Stock-based compensation expense(d)	1,637	1,884	3,485	2,716
Stock-based compensation related to special one-time IPO bonus grant(e)	—	1,225	—	2,521
Stock-based compensation related to one-time CEO grant(f)	—	41,475	—	41,475
Non-cash rent(b)	4,257	1,337	8,633	2,994
Other(g)	1,420	327	1,474	741
Adjusted EBITDA, as reported	47,147	50,458	80,897	92,661
Illustrative impact of ASC 842(h)	—	(1,142)	—	(2,058)
Adjusted EBITDA, as recast	47,147	49,316	80,897	90,603
Costs associated with new store openings(i)	7,539	4,880	14,599	8,618
Corporate overhead expenses(j)	24,086	22,108	47,983	44,316
Less illustrative impact of ASC 842(h)	—	1,142	—	2,058
Store-level Adjusted EBITDA, as reported	78,772	77,446	143,479	145,595
Illustrative impact of ASC 842(h)	—	(607)	—	(1,006)
Store-level Adjusted EBITDA, as recast	$78,772	$76,839	$143,479	$144,589

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our condensed consolidated statements of operations.
(b)

Consists of the non-cash portion of rent, which reflects the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset, for the thirteen and twenty-six weeks ended July 28, 2018, by the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(2.2) million and $(4.1) million, respectively, during the thirteen weeks and twenty-six weeks ended July 28, 2018. As of January 27, 2019, we fully recognized the gains on sale-leaseback transactions on the condensed consolidated statements of operations in accordance with ASC 842. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(c)

Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) charges incurred in connection with the sale of shares of our common stock on behalf of certain existing stockholders and other transaction costs.

(d)	Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors.
(e)

Non-cash stock-based compensation expense associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for certain existing stockholders.

(f)

Non-cash stock-based compensation expense associated with the CEO grant, which we do not consider in our evaluation of our ongoing performance. The CEO grant vested and was fully recognized in the second fiscal quarter 2019.

(g)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including: (i) for each of the thirteen and twenty-six weeks ended July 27, 2019, costs incurred of $1.4 million related to the restructuring of our merchandising department; and (ii) for the thirteen and twenty-six weeks ended July 28, 2018, a payroll tax expense related to the exercise of stock options of $0.3 million and $0.6 million, respectively.

(h)

Represents the necessary adjustments to reflect management’s estimates of the impact of the adoption of ASC 842 on fiscal 2019 results, which requires, among other things, a change to the accounting treatment of sale-leaseback transactions and the reclassification of certain of our financing obligations.

(i)

Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened 13 and nine new stores during the thirteen weeks ended July 27, 2019 and July 28, 2018, respectively, and 24 and 18 new stores during the twenty-six weeks ended July 27, 2019 and July 28, 2018, respectively.

(j)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

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